Exhibit 3.5

BY-LAW NO. 1

A by-law relating generally to

the transaction of the business

and affairs of

15142083 CANADA LTD.

SECTION ONE INTERPRETATION		1

1.1	Definitions	1
1.2	Unanimous Shareholder Agreement	1

SECTION TWO BUSINESS OF THE CORPORATION		2

2.1	Registered Office	2
2.2	Corporate Seal	2
2.3	Financial Year	2
2.4	Execution of Instruments	2
2.5	Banking Arrangements	2
2.6	Voting Rights in Other Bodies Corporate	2
2.7	Divisions	2

SECTION THREE DIRECTORS		3

3.1	Number of Directors	3
3.2	Qualification	3
3.3	Election and Term	3
3.4	Removal of Directors	3
3.5	Vacation of Office	3
3.6	Appointment of Additional Directors	3
3.7	Action by the Board	3
3.8	Canadian Directors Present at Meetings	4
3.9	Meeting by Telephone	4
3.10	Place of Meetings	4
3.11	Calling of Meetings	4
3.12	Notice of Meeting	4
3.13	First Meeting of New Board	4
3.14	Adjourned Meeting	4
3.15	Regular Meetings	4
3.16	Chair	5
3.17	Quorum	5
3.18	Votes to Govern	5
3.19	Conflict of Interest	5
3.20	Remuneration and Expenses	5

SECTION FOUR COMMITTEES		5

4.1	Committees of the Board	5
4.2	Transaction of Business	5
4.3	Advisory Bodies	5
4.4	Quorum and Procedure	5

-i-

(continued)

SECTION FIVE OFFICERS		6

5.1	Appointment	6
5.2	Chair of the Board	6
5.3	President	6
5.4	Secretary	6
5.5	Treasurer	6
5.6	Powers and Duties of Officers	6
5.7	Term of Office	6
5.8	Agents and Attorneys	6
5.9	Conflict of Interest	7

SECTION SIX PROTECTION OF DIRECTORS, OFFICERS AND OTHERS		7

6.1	Limitation of Liability	7
6.2	Indemnity	7
6.3	Advance of Costs	7
6.4	Limitation	7
6.5	Additional Circumstances	8
6.6	Insurance	8

SECTION SEVEN SHARES		8

7.1	Issuances of Shares	8
7.2	Registration of Transfers	8
7.3	Dealing with Registered Holders	8
7.4	Share Certificates	8
7.5	Replacement of Share Certificates	8
7.6	Joint Shareholders	9
7.7	Deceased Shareholders	9

SECTION EIGHT DIVIDENDS		9

8.1	Dividends	9
8.2	Record Date for Dividends	9

SECTION NINE MEETINGS OF SHAREHOLDERS		9

9.1	Annual Meetings	9
9.2	Special Meetings	9
9.3	Place of Meetings	9
9.4	Participation in Meeting by Electronic Means	10
9.5	Meeting held by Electronic Means	10
9.6	Notice of Meetings	10
9.7	List of Shareholders Entitled to Notice	10
9.8	Record Date for Notice	10
9.9	Meetings Without Notice	11
9.10	Chair, Secretary and Scrutineers	11
9.11	Persons Entitled to be Present	11
9.12	Quorum	11
9.13	Right to Vote	11
9.14	Proxyholders and Representatives	11
9.15	Time for Deposit of Proxies	12
9.16	Joint Shareholders	12
9.17	Votes to Govern	12
9.18	Show of Hands	12
9.19	Ballots	12
9.20	Adjournment	13
9.21	Action in Writing by Shareholders	13
9.22	Only One Shareholder	13

-ii-

(continued)

SECTION TEN NOTICES13

10.1	Method of Giving Notices	13
10.2	Notice to Joint Shareholders	13
10.3	Computation of Time	13
10.4	Undelivered Notices	13
10.5	Omissions and Errors	13
10.6	Persons Entitled by Death or Operation of Law	14
10.7	Waiver of Notice	14

SECTION ELEVEN EFFECTIVE DATE		14

11.1	Effective Date	14

-iii-

BE IT ENACTED as a by-law of the Corporation as follows:

SECTION ONE

INTERPRETATION

1.1 DEFINITIONS. In the By-Laws, unless the context otherwise requires:

“Act” means the Canada Business Corporations Act, or any statute that may be substituted for it, and the regulations to it, as from time to time amended.

“Articles” means the articles attached to the certificate of incorporation of the Corporation, as from time to time amended or restated.

“Board” means the board of directors of the Corporation.

“By-Laws” means This By-Law and all other by-laws of the Corporation from time to time in force and effect.

“Corporation” means the corporation incorporated under the Act by the said certificate to which the Articles are attached, and named “15142083 Canada Ltd.”.

“Director” means a member of the Board.

“Meeting of Shareholders” includes an annual meeting of shareholders and a Special Meeting of Shareholders; and “Special Meeting of Shareholders” includes a meeting of any class or classes of shareholders and a special meeting of all shareholders entitled to vote at an annual meeting of shareholders.

“Recorded Address” means: in the case of a shareholder, the address as recorded in the securities register; in the case of joint shareholders, the address appearing in the securities register in respect of such joint holding or the first address so appearing if there are more than one; and in the case of a Director, officer, auditor or member of a committee of the Board, the latest address as recorded in the records of the Corporation.

“This By-Law” means this By-Law No. 1 of the Corporation.

Except as provided above, words and expressions defined in the Act, including “resident Canadian” and “unanimous shareholder agreement”, have the same meanings when used herein. Words importing the singular number include the plural and vice versa; and words importing a person include an individual, partnership, association, body corporate, trustee, executor, administrator and legal representative.

1.2 UNANIMOUS SHAREHOLDER AGREEMENT. The provisions of the By-Laws shall be subject to any unanimous shareholder agreement entered into from time to time. In the event of any conflict between any provision of the By-Laws and any provision of any unanimous shareholder agreement, the provision of the unanimous shareholder agreement shall prevail to the extent of the conflict, and the Directors and the shareholders shall amend the By-Laws accordingly.

SECTION TWO

BUSINESS OF THE CORPORATION

2.1 REGISTERED OFFICE. The registered office of the Corporation shall be in the province in Canada from time to time specified in the Articles, and at such location within such province initially as is specified in the notice thereof filed with the Articles and thereafter as the Board may from time to time determine.

2.2 CORPORATE SEAL. The Corporation may, but need not, adopt a corporate seal and if one is adopted it shall be in a form approved from time to time by the Board.

2.3 FINANCIAL YEAR. The financial year of the Corporation shall end on such date as may be determined by the directors from time to time.

2.4 EXECUTION OF INSTRUMENTS. Contracts, documents, or other instruments requiring execution by the Corporation may be signed by any two directors or officers. The Board may appoint any other person or persons to sign instruments generally or specifically. The President, together with an officer, as to any contracts, documents or instruments, may designate any officer, employee, agent or representative to execute instruments, either solely or with another, and either generally or specifically, on behalf of the Corporation.

2.5 BANKING ARRANGEMENTS. The banking business of the Corporation including without limitation, the borrowing of money and the giving of security for it, shall be transacted with such banks, trust companies or other bodies corporate or organizations as may from time to time be designated by or under the authority of the Board. Such banking business or any part of it shall be transacted under such agreements, instructions and delegations of powers as the Board may from time to time prescribe.

2.6 VOTING RIGHTS IN OTHER BODIES CORPORATE. The signing officers of the Corporation under Section 2.4 may execute and deliver proxies and arrange for the issuance of voting certificates or other evidence of the right to exercise the voting rights attaching to any securities held by the Corporation. Such instruments shall be in favour of such persons as may be determined by the officers executing or arranging for them. In addition, the Board may from time to time direct the manner in which and the persons by whom any particular voting rights or class of voting rights may or shall be exercised.

2.7 DIVISIONS. The Board may cause the business and operations of the Corporation or any part of them to be divided into one or more divisions upon such basis, including without limitation, types of business or operations, geographical territories, product lines or goods or services, as may be considered appropriate in each case. In connection with any such division, the Board or subject to any direction by the Board, the chief executive officer may authorize from time to time, upon such basis as may be considered appropriate in each case:

(a)

Subdivision and Consolidation. the further division of the business and operations of any such division into sub-units and the consolidation of the business and operations of any such divisions and sub-units;

(b)

Name. the designation of any such division or sub-unit by, and the carrying on of the business and operations of, any such division or sub-unit under, a name other than the name of the Corporation, provided that the Corporation shall set out its name in legible characters in all places required by law; and

(c)

Officers. the appointment of officers for any such division or sub-unit, the determination of their powers and duties, and the removal of any of such officers so appointed, provided that any such officers shall not, as such, be officers of the Corporation.

SECTION THREE

DIRECTORS

3.1 NUMBER OF DIRECTORS. Until changed in accordance with the Act, the Board shall consist of not fewer than the minimum number and not more than the maximum number of Directors provided in the Articles.

3.2 QUALIFICATION. No person shall be qualified for election as a Director if such person is less than 18 years of age, is of unsound mind and has been so found by a court in Canada or elsewhere, is not an individual, or has the status of a bankrupt. A Director need not be a shareholder. Subject to the Act, at least 25 per cent of the Directors shall be resident Canadians, or if the number of Directors is fewer than four, at least one Director shall be a resident Canadian.

3.3 ELECTION AND TERM. The election of Directors shall take place at each annual meeting of shareholders and all the Directors then in office shall retire but, if qualified, shall be eligible for re-election. The number of Directors to be elected at any such Meeting of Shareholders shall be the number of Directors then in office unless the Directors otherwise determine. If the shareholders adopt an amendment to the Articles to increase the number or maximum number of Directors, the shareholders may, at the Meeting of Shareholders at which they adopt the amendment, elect the additional number of Directors authorized by the amendment. The election shall be by resolution. If an election of Directors is not held at the proper time, the incumbent Directors shall continue in office until their successors are elected.

3.4 REMOVAL OF DIRECTORS. Subject to the Act, the shareholders may by resolution passed at a Meeting of Shareholders specially called for such purpose remove any Director from office and the vacancy created by such removal may be filled at such Meeting of Shareholders, failing which it may be filled by the Board.

3.5 VACATION OF OFFICE. A Director ceases to hold office on death, on removal from office by the shareholders, on ceasing to be qualified for election as a Director, on receipt by the Corporation of a written resignation of such Director, or, if a time is specified in such resignation, at the time so specified, whichever is later. Subject to the Act, a quorum of the Board may appoint a qualified individual to fill a vacancy in the Board.

3.6 APPOINTMENT OF ADDITIONAL DIRECTORS. If the Articles of the Corporation so provide, the Directors may, within the maximum number permitted by the Articles, appoint one or more additional Directors, who shall hold office for a term expiring not later than the close of the next annual meeting of the shareholders, but the total number of Directors so appointed may not exceed one third of the number of Directors elected at the previous annual meeting of shareholders.

3.7 ACTION BY THE BOARD. Subject to any unanimous shareholder agreement, the Board shall manage, or supervise the management of, the business and affairs of the Corporation. The powers of the Board may be exercised at a meeting of the Board (subject to Sections 3.8 and 3.9) at which a quorum is present or by resolution in writing signed by all the Directors entitled to vote on that resolution at a meeting of the Board. If there is a vacancy in the Board, the remaining Directors may exercise all the powers of the Board so long as a quorum remains in office. If the Corporation has a Board consisting of only one Director, that Director may constitute a meeting.

3.8 CANADIAN DIRECTORS PRESENT AT MEETINGS. Subject to the Act, the Board shall not transact business at a meeting, other than filling a vacancy in the Board, unless at least 25 per cent of the Directors present are resident Canadians, or if the Corporation has fewer than four Directors, at least one of the Directors present is a resident Canadian, except where:

(a)	a resident Canadian Director who is unable to be present approves in writing, or by telephonic, electronic or other communication facility, the business transacted at the meeting; and

(b)	the required number of resident Canadians would have been present had that Director been present at the meeting.

3.9 MEETING BY TELEPHONE. Subject to the Act, if all the Directors consent generally or in respect of a particular meeting, a Director may participate in a meeting of the Board or of a committee of the Board by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting, and a Director participating in such a meeting by such means is deemed to be present at the meeting. Any such consent shall be effective whether given before or after the meeting to which it relates and may be given with respect to all meetings of the Board and of committees of the Board.

3.10 PLACE OF MEETINGS. Meetings of the Board may be held at any place in or outside Canada.

3.11 CALLING OF MEETINGS. Meetings of the Board shall be held from time to time at such time and at such place as the Board, the chair of the Board, the president or any two Directors may determine.

3.12 NOTICE OF MEETING. Notice of the time and place of each meeting of the Board shall be given in the manner provided in Section 10 to each Director (a) not less than seven days before the time when the meeting is to be held if the notice is mailed, or (b) not less than 48 hours before the time the meeting is to be held if the notice is given personally, or is delivered or is communicated by any means of transmitted or recorded communication. A notice of a meeting of the Board need not specify the purpose of or the business to be transacted at the meeting except where the Act requires such purpose or business to be specified.

3.13 FIRST MEETING OF NEW BOARD. Provided a quorum of Directors is present, each newly elected Board may without notice hold its first meeting immediately following the Meeting of Shareholders at which such Board is elected.

3.14 ADJOURNED MEETING. Notice of an adjourned meeting of the Board is not required if the time and place of the adjourned meeting is announced at the original meeting.

3.15 REGULAR MEETINGS. The Board may appoint a day or days in any month or months for regular meetings of the Board at a place and hour to be named. A copy of any resolution of the Board fixing the place and time of such regular meetings shall be sent to each Director promptly after being passed, but no other notice shall be required for any such regular meeting except where the Act requires the purpose of the regular meeting or the business to be transacted at it to be specified.

3.16 CHAIR. The chair of any meeting of the Board shall be the first mentioned of the following officers as have been appointed and who is a Director and is present at the meeting: chair of the Board or president. If no such officer is present, the Directors present shall choose one of their number to be chair.

3.17 QUORUM. Subject to Sections 3.7 and 3.8, the quorum for the transaction of business at any meeting of the Board shall consist of two Directors or such greater number of Directors as the Board may from time to time determine.

3.18 VOTES TO GOVERN. At all meetings of the Board every question shall be decided by a majority of the votes cast on the question. Subject to any unanimous shareholder agreement, in case of an equality of votes the chair of the meeting shall not be entitled to a second or casting vote.

3.19 CONFLICT OF INTEREST. A Director shall disclose to the Corporation, in the manner and to the extent provided by the Act, any interest that such Director has in a material contract or transaction, whether made or proposed, with the Corporation, if such Director (a) is a party to the contract or transaction, (b) is a director or an officer, or an individual acting in a similar capacity, of a party to the contract or transaction, or (c) has a material interest in a party to the contract or transaction. Such a Director shall not vote on any resolution to approve the same except as provided by the Act.

3.20 REMUNERATION AND EXPENSES. Subject to any unanimous shareholder agreement, the Directors shall be paid such remuneration for their services as the Board may from time to time determine. The Directors shall also be entitled to be reimbursed for travelling and other expenses properly incurred by them in attending meetings of the Board or any committee of the Board. Nothing in This By-Law shall preclude any Director from serving the Corporation in any other capacity and receiving remuneration therefor.

SECTION FOUR

COMMITTEES

4.1 COMMITTEES OF THE BOARD. The Board may appoint one or more committees of the Board, however designated, and delegate to any such committee any of the powers of the Board except those which pertain to items which, under the Act, a committee of the Board has no authority to exercise.

4.2 TRANSACTION OF BUSINESS. The powers of a committee of the Board may be exercised by a meeting at which a quorum (as referenced in Section 4.4) is present or by resolution in writing signed by all members of such committee who would have been entitled to vote on that resolution at a meeting of the committee. Meetings of such committee may be held at any place in or outside Canada.

4.3 ADVISORY BODIES. The Board may from time to time appoint such advisory bodies as it may deem advisable.

4.4 QUORUM AND PROCEDURE. Unless otherwise determined by the Board, each committee and advisory body shall fix its quorum at not less than a majority of its members, elect its chair and regulate its procedure.

SECTION FIVE

OFFICERS

5.1 APPOINTMENT. Subject to any unanimous shareholder agreement, the Board may from time to time appoint a president, one or more vice-presidents (to which title may be added words indicating seniority or function), a secretary, a treasurer and such other officers as the Board may determine, including one or more assistants to any of the officers so appointed. A person may hold more than one office. The Board may specify the duties of and, in accordance with This By-Law and subject to the Act, delegate to such officers powers to manage the business and affairs of the Corporation. Subject to Section 5.2, an officer may but need not be a Director.

5.2 CHAIR OF THE BOARD. The Board may from time to time also appoint a chair of the Board who shall be a Director. If appointed, the Board may assign to the chair any of the powers and duties that are by any provisions of This By-Law assigned to the president. The chair shall have such other powers and duties as the Board may specify.

5.3 PRESIDENT. Subject to the authority of the Board, the president shall have general supervision of the business of the Corporation and such other powers and duties as the Board may specify.

5.4 SECRETARY. The secretary shall attend and be the secretary of all meetings of the Board, Meeting of Shareholders and committees of the Board and shall enter or cause to be entered in records kept for that purpose minutes of all proceedings at such meetings. The secretary shall give or cause to be given, as and when instructed, all notices to shareholders, Directors, officers, auditors and members of committees of the Board. The secretary shall be the custodian of the stamp or mechanical device generally used for affixing the corporate seal of the Corporation and of all books, records and instruments belonging to the Corporation, except when some other officer or agent has been appointed for that purpose, and have such other powers and duties as the Board may specify.

5.5 TREASURER. The treasurer shall keep proper accounting records in compliance with the Act and shall be responsible for the deposit of money, the safekeeping of securities and the disbursement of the funds of the Corporation. The treasurer shall render to the Board whenever required an account of all transactions as treasurer and of the financial position of the Corporation and shall have such other powers and duties as the Board may specify.

5.6 POWERS AND DUTIES OF OFFICERS. The powers and duties of all officers shall be in accordance with the terms of their engagement or as the Board or (except for those whose powers and duties are to be specified only by the Board) the chief executive officer may specify. The Board and (except as provided above) the chief executive officer may, from time to time and subject to the provisions of the Act, vary, add to or limit the powers and duties of any officer. Any of the powers and duties of an officer to whom an assistant has been appointed may be exercised and performed by such assistant, unless the Board or the chief executive officer otherwise directs.

5.7 TERM OF OFFICE. The Board, in its discretion, may remove any officer of the Corporation. Otherwise each officer appointed by the Board shall hold office until a successor is appointed or until the officer resigns.

5.8 AGENTS AND ATTORNEYS. The Corporation, by or under the authority of the Board, shall have power from time to time to appoint agents or attorneys for the Corporation in or outside Canada with such powers (including the power to subdelegate) of management, administration or otherwise as the Board thinks fit.

5.9 CONFLICT OF INTEREST. An officer who is a party to, or who is a director or officer of or has a material interest in any person who is a party to, a material contract or material transaction, whether made or proposed, with the Corporation shall disclose to the Corporation the nature and extent of that interest at the time and in the manner provided by the Act.

SECTION SIX

PROTECTION OF DIRECTORS, OFFICERS AND OTHERS

6.1 LIMITATION OF LIABILITY. All Directors and officers of the Corporation in exercising their powers and discharging their duties shall act honestly and in good faith with a view to the best interests of the Corporation and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Subject to the foregoing, and provided that nothing herein shall relieve any Director or officer from the duty to act in accordance with the Act or from liability for any breach of it, no Director or officer shall be liable:

(a)	for the acts, omissions, failures, neglects or defaults of any other Director, officer or employee;

(b)	for any loss, damage or expense incurred by the Corporation through the insufficiency or deficiency of title to any property acquired for or on behalf of the Corporation;

(c)	for the insufficiency or deficiency of any security in or upon which any of the moneys of the Corporation shall be invested;

(d)	for any loss, damage or expense arising from the bankruptcy, insolvency or tortious acts of any person with whom any of the money, securities or effects of the Corporation shall be deposited;

(e)	for any loss, damage or expense arising from any error of judgment or oversight on the part of such Director or officer; or

(f)	for any other loss, damage or expense arising from the execution of the duties of office or in relation thereto.

6.2 INDEMNITY. Subject to the Act and Section 6.4, the Corporation shall indemnify a Director or an officer, a former Director or officer, or another individual who acts or acted at the Corporation’s request as a director or officer (or any individual acting in a similar capacity) of another entity, and their heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his/her association with the Corporation or such other entity.

6.3 ADVANCE OF COSTS. The Corporation shall advance money to a Director, officer or other individual for the costs, charges and expenses of a proceeding referred to in Section 6.2. The individual shall repay the money if the individual does not fulfil the conditions of Section 6.4.

6.4 LIMITATION. The Corporation shall not indemnify an individual under Section 6.2 unless the individual:

(a)

acted honestly and in good faith with a view to the best interests of the Corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer (or in a similar capacity) at the Corporation’s request; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that the individual’s conduct was lawful.

6.5 ADDITIONAL CIRCUMSTANCES. The Corporation shall also indemnify any individual referred to in Section 6.2 in such other circumstances as the Act or law permits or requires. Nothing in This By-Law shall limit the right of any individual entitled to indemnity to claim indemnity apart from the provisions of This By-Law.

6.6 INSURANCE. Subject to the Act, the Corporation may purchase and maintain such insurance for the benefit of any individual referred to in Section 6.2 as the Board may from time to time determine.

SECTION SEVEN

SHARES

7.1 ISSUANCES OF SHARES. Subject to the Act, the Articles and any unanimous shareholder agreement, the Board may issue or grant options to purchase the whole or any part of the authorized and unissued shares of the Corporation at such times and to such persons and for such consideration as the Board shall determine, provided that no share shall be issued until it is fully paid as provided by the Act.

7.2 REGISTRATION OF TRANSFERS. Subject to the Act, no transfer of a share of the Corporation shall be registered in a securities register except upon compliance with the reasonable requirements of the Corporation and with such restrictions on issues, transfer or ownership as are authorized by the Articles or any unanimous shareholder agreement.

7.3 DEALING WITH REGISTERED HOLDERS. Subject to the Act, the Corporation may treat the registered holder of any share of the Corporation as the person exclusively entitled to vote, to receive notices, to receive any dividend or other payment in respect of the share, and otherwise to exercise all the rights and powers of an owner of the share.

7.4 SHARE CERTIFICATES. Every holder of one or more shares of the Corporation shall be entitled, at the holder’s option, to a share certificate, or to a non-transferable written certificate of acknowledgement of such right to obtain a share certificate, stating the number and class or series of shares held by such holder as shown in the securities register. Such certificates shall be in such form as the Board may from time to time approve and need not be under corporate seal. Any such certificate shall be signed in accordance with Section 2.4.

7.5 REPLACEMENT OF SHARE CERTIFICATES. The Board, or any officer or agent designated by the Board, may direct the issue of a new share or other such certificate in lieu of and upon cancellation of a certificate that has been mutilated or in substitution for a certificate claimed to have been lost, apparently destroyed or wrongfully taken, on payment of such reasonable fee and on such terms as to indemnity, reimbursement of expenses and evidence of loss and of title as the Board may from time to time prescribe, whether generally or in any particular case.

7.6 JOINT SHAREHOLDERS. If two or more persons are registered as joint holders of any share of the Corporation, the Corporation shall not be bound to issue more than one certificate in respect of such share, and delivery of such certificate to one of such persons shall be sufficient delivery to all of them. Any one of such persons may give effectual receipts for the certificate issued in respect of such share or for any dividend, bonus, return of capital or other money payable or warrant issuable in respect of such share.

7.7 DECEASED SHAREHOLDERS. In the event of the death of a holder, or of one of the joint holders, of any share of the Corporation, the Corporation shall not be required to make any entry in the securities register in respect of the death or to make any dividend or other payments in respect of the share except upon production of all such documents as may be required by law and upon compliance with the reasonable requirements of the Corporation.

SECTION EIGHT

DIVIDENDS

8.1 DIVIDENDS. Subject to the Act, the Board may from time to time declare dividends payable to the shareholders according to their respective rights and interests in the Corporation. Dividends may be paid in money or property or by issuing fully paid shares of the Corporation.

8.2 RECORD DATE FOR DIVIDENDS. The Board may, within the period prescribed by the Act, fix in advance a date as the record date for the purpose of determining shareholders entitled to receive payment of a dividend. Notice of the record date shall be given within the period prescribed by the Act in the manner provided by the Act. If no record date is so fixed, the record date for the determination of the shareholders entitled to receive payment of any dividend shall be at the close of business on the day on which the Board passes the resolution relating to such dividend.

SECTION NINE

MEETINGS OF SHAREHOLDERS

9.1 ANNUAL MEETINGS. Subject to the Act, the Board shall call an annual meeting of shareholders (a) not later than 18 months after the Corporation comes into existence, and (b) subsequently, not later than 15 months after holding the last preceding annual meeting but no later than six months after the end of the Corporation’s preceding financial year. The annual meeting of shareholders shall be held for the purpose of considering the financial statements and reports required by the Act to be placed before the annual meeting of shareholders, electing Directors, appointing auditors and for the transaction of such other business as may properly be brought before the annual meeting of shareholders.

9.2 SPECIAL MEETINGS. The Board shall have power to call a Special Meeting of Shareholders at any time.

9.3 PLACE OF MEETINGS. Meetings of Shareholders shall be held at the registered office of the Corporation or elsewhere in Canada if the Board shall so determine. A Meeting of Shareholders may be held at a place outside Canada if the place is specified in the Articles or all the shareholders entitled to vote at the Meeting of Shareholders agree that the Meeting of Shareholders is to be held at that place. A shareholder who attends a Meeting of Shareholders held outside Canada is deemed to have agreed to it being held outside Canada except when the shareholder attends the Meeting of Shareholders for the express purpose of objecting to the transaction of any business on the grounds that the Meeting of Shareholders is not lawfully held.

9.4 PARTICIPATION IN MEETING BY ELECTRONIC MEANS. Any person entitled to attend a Meeting of Shareholders may participate in it, in accordance with the Act, by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the Meeting of Shareholders, if the Corporation makes available such a communication facility. A person participating in a Meeting of Shareholders by such means is deemed for the purposes of the Act to be present at the Meeting of Shareholders.

9.5 MEETING HELD BY ELECTRONIC MEANS. If the Directors or the shareholders of the Corporation call a Meeting of Shareholders pursuant to the Act, those Directors or shareholders, as the case may be, may determine that the Meeting of Shareholders shall be held, in accordance with the Act, entirely by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the Meeting of Shareholders.

9.6 NOTICE OF MEETINGS. Notice of the time and place of each Meeting of Shareholders shall be given in the manner provided in Section 10 not less than 21 nor more than 60 days before the date of the Meeting of Shareholders to each Director, to the auditor, and to each shareholder who at the close of business on the record date for notice is entered in the securities register as the holder of one or more shares carrying the right to vote at the Meeting of Shareholders. Notice of a Meeting of Shareholders called for any purpose other than consideration of the financial statements and auditor’s report, election of Directors and reappointment of the incumbent auditor shall state the nature of such business in sufficient detail to permit the shareholder to form a reasoned judgment thereon and shall state the text of any special resolution to be submitted to the Meeting of Shareholders.

9.7 LIST OF SHAREHOLDERS ENTITLED TO NOTICE. For every Meeting of Shareholders, the Corporation shall prepare a list of shareholders entitled to receive notice of the Meeting of Shareholders, arranged in alphabetical order and showing the number of shares held by each shareholder entitled to vote at the Meeting of Shareholders. If a record date for the Meeting of Shareholders is fixed pursuant to Section 9.8, the shareholders listed shall be those registered at the close of business on such record date. If no record date is fixed, the shareholders listed shall be those registered at the close of business on the day immediately preceding the day on which notice of the Meeting of Shareholders is given or, if no such notice is given, on the day on which the Meeting of Shareholders is held. The list shall be available for examination by any shareholder during usual business hours at the registered office of the Corporation or at the place where the central securities register is maintained, and at the Meeting of Shareholders for which the list was prepared. If a separate list of shareholders has not been prepared, the names of persons appearing in the securities register at the requisite time as the holder of one or more shares carrying the right to vote at such Meeting of Shareholders shall be deemed to be a list of shareholders.

9.8 RECORD DATE FOR NOTICE. The Board may, within the period prescribed by the Act, fix in advance a date as the record date for determination of the shareholders (a) entitled to receive notice of a Meeting of Shareholders and (b) entitled to vote at a Meeting of Shareholders. Unless waived in accordance with the Act, notice of any such record date shall be given within the period prescribed by the Act before such record date, by newspaper advertisement in the manner provided in the Act. If no record date is fixed, then such record date for the determination of the shareholders entitled to receive notice of the Meeting of Shareholders shall be at the close of business on the day immediately preceding the day on which the notice is given or, if no notice is given, the day on which the Meeting of Shareholders is held.

9.9 MEETINGS WITHOUT NOTICE. A Meeting of Shareholders may be held without notice at any time and place permitted by the Act (a) if all the shareholders entitled to vote at the Meeting of Shareholders are present in person or duly represented or if those not present or represented waive notice of or otherwise consent to such Meeting of Shareholders being held, and (b) if the auditors and the Directors are present or waive notice of or otherwise consent to such Meeting of Shareholders being held, provided that such shareholders, auditors or Directors present are not attending for the express purpose of objecting to the transaction of any business on the grounds that the Meeting of Shareholders is not lawfully called. At such Meeting of Shareholders any business may be transacted which the Corporation may transact at a Meeting of Shareholders. If the Meeting of Shareholders is held at a place outside Canada, shareholders not present or duly represented, but who have waived notice of or otherwise consented to such Meeting of Shareholders, shall also be deemed to have consented to the Meeting of Shareholders being held at such place.

9.10 CHAIR, SECRETARY AND SCRUTINEERS. The chair of any Meeting of Shareholders shall be the first mentioned of such of the following officers as have been appointed and who is present at the Meeting of Shareholders: president, chair of the Board, or a vice president who is a shareholder. If no such officer is present within 15 minutes from the time fixed for holding the Meeting of Shareholders, the persons present and entitled to vote shall choose one of their number to be chair. If the secretary of the Corporation is absent, the chair shall appoint some person, who need not be a shareholder, to act as secretary of the Meeting of Shareholders. If desired, one or more scrutineers, who need not be shareholders, may be appointed by a resolution or by the chair with the consent of the Meeting of Shareholders.

9.11 PERSONS ENTITLED TO BE PRESENT. The only persons entitled to be present at a Meeting of Shareholders shall be those entitled to vote at the Meeting of Shareholders, the Directors and auditors of the Corporation and others who, although not entitled to vote, are entitled or required under any provision of the Act, the Articles, the By-Laws or any unanimous shareholder agreement to be present at the Meeting of Shareholders. Any other person may be admitted only on the invitation of the chair of the Meeting of Shareholders or with the approval of the majority of shareholders at the Meeting of Shareholders.

9.12 QUORUM. Subject to the Act in respect of a majority shareholder and Section 9.22, a quorum for the transaction of business at any Meeting of Shareholders shall be two persons present in person, each being a shareholder entitled to vote at the Meeting of Shareholders or a duly appointed proxyholder or representative for a shareholder so entitled. If a quorum is present at the opening of any Meeting of Shareholders, the shareholders present or represented may proceed with the business of the Meeting of Shareholders notwithstanding that a quorum is not present throughout the Meeting of Shareholders. If a quorum is not present at the opening of any Meeting of Shareholders, the shareholders present or represented may adjourn the Meeting of Shareholders to a fixed time and place but may not transact any other business.

9.13 RIGHT TO VOTE. Every person named in the list referred to in Section 9.7 shall be entitled to vote the shares shown thereon opposite such person’s name at the Meeting of Shareholders to which such list relates.

9.14 PROXYHOLDERS AND REPRESENTATIVES. Every shareholder entitled to vote at a Meeting of Shareholders may appoint a proxyholder, or one or more alternate proxyholders, to attend and act as the shareholder’s representative at the Meeting of Shareholders in the manner and to the extent authorized and with the authority conferred by the proxy. A proxy shall be in writing executed by the shareholder or the shareholder’s attorney authorized in writing and shall conform with the requirements of the Act. Alternatively, every such shareholder which is a body corporate or association may authorize by resolution of its directors or governing body an individual to represent it at a Meeting of Shareholders and such individual may exercise on the shareholder’s behalf all the powers it could exercise if it were an individual shareholder. The authority of such an individual shall be established by depositing with the Corporation a certified copy of such resolution, or in such other manner as may be satisfactory to the secretary of the Corporation or the chair of the Meeting of Shareholders. Any such proxyholder or representative need not be a shareholder.

9.15 TIME FOR DEPOSIT OF PROXIES. The Board may specify in a notice calling a Meeting of Shareholders a time not exceeding the time of such Meeting of Shareholders by more than 48 hours, excluding Saturdays and holidays, preceding any Meeting of Shareholders or adjournment of it before which time proxies to be used at such Meeting of Shareholders must be deposited with the Corporation or its agent. A proxy shall be acted upon only if, prior to the time so specified, it shall have been deposited with the Corporation or an agent of it specified in such notice or if, no such time having been specified in such notice, it has been received by the secretary of the Corporation or by the chair of the Meeting of Shareholders or any adjournment of it prior to the time of voting.

9.16 JOINT SHAREHOLDERS. If two or more persons hold shares jointly, any one of them present in person or duly represented at a Meeting of Shareholders may, in the absence of the other or others, vote the shares, but if two or more of those persons are present in person or represented and vote, they shall vote as one the shares jointly held by them.

9.17 VOTES TO GOVERN. At any Meeting of Shareholders every question shall, unless otherwise required by the Articles, the By-Laws or any unanimous shareholder agreement, be determined by a majority of the votes cast on the question. Subject to any unanimous shareholder agreement, in case of an equality of votes, either upon a show of hands or upon a poll, the chair of the Meeting of Shareholders shall not be entitled to a second or casting vote.

9.18 SHOW OF HANDS. Subject to the Act, any question at a Meeting of Shareholders shall be decided by a show of hands, unless a ballot is required or demanded for such question as provided in this By-Law, and upon a show of hands every person who is present and entitled to vote shall have one vote. Whenever a vote by show of hands shall have been taken upon a question, unless a ballot is required or demanded for such question, a declaration by the chair of the Meeting of Shareholders that the vote upon the question has been carried or carried by a particular majority or not carried and an entry to that effect in the minutes of the Meeting of Shareholders shall be prima facie evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against any resolution or other proceeding in respect of such question, and the result of the vote so taken shall be the decision of the shareholders upon such question. Any vote referred to in this Section 9.18 may be held, in accordance with the Act, partly or entirely by means of a telephonic, electronic or other communication facility, if the Corporation makes available such a communication facility. Any person participating in a Meeting of Shareholders under Sections 9.4 or 9.5 and entitled to vote at that Meeting of Shareholders may vote by means of the telephonic, electronic or other communication facility that the Corporation has made available for that purpose.

9.19 BALLOTS. On any question proposed for consideration at a Meeting of Shareholders, and whether or not a show of hands has been taken upon such question, the chair may require a ballot or any person who is present and entitled to vote on such question at the Meeting of Shareholders may demand a ballot. A ballot so required or demanded shall be taken in such manner as the chair shall direct. A requirement or demand for a ballot may be withdrawn at any time prior to the taking of the ballot. If a ballot is taken, each person present shall be entitled, in respect of the shares which such person is entitled to vote at the Meeting of Shareholders upon the question, to that number of votes provided by the Act or the Articles, and the result of the ballot so taken shall be the decision of the shareholders upon such question.

9.20 ADJOURNMENT. The chair at a Meeting of Shareholders may, with the consent of the Meeting of Shareholders and subject to such conditions as the Meeting of Shareholders may decide, adjourn the Meeting of Shareholders from time to time and from place to place. If a Meeting of Shareholders is adjourned for less than 30 days, it shall not be necessary to give notice of the adjourned Meeting of Shareholders, other than by announcement at the earliest Meeting of Shareholders that is adjourned. Subject to the Act, if a Meeting of Shareholders is adjourned by one or more adjournments for an aggregate of 30 days or more, notice of the adjourned Meeting of Shareholders shall be given as for an original Meeting of Shareholders.

9.21 ACTION IN WRITING BY SHAREHOLDERS. A resolution in writing signed by all the shareholders entitled to vote on that resolution at a Meeting of Shareholders is as valid as if it had been passed at a Meeting of Shareholders, unless a written statement with respect to the subject matter of the resolution is submitted by a Director or the auditor, in each case in accordance with the Act.

9.22 ONLY ONE SHAREHOLDER. If the Corporation has only one shareholder, or only one holder of any class or series of shares, the shareholder present in person or duly represented constitutes a Meeting of Shareholders.

SECTION TEN

NOTICES

10.1 METHOD OF GIVING NOTICES. Any notice (which term includes any communication or document) to be given (which term includes sent, delivered or served) pursuant to the Act, the Articles, the By-Laws or otherwise to a shareholder, Director, officer, auditor or member of a committee of the Board shall be sufficiently given: (a) if delivered personally to the person to whom it is to be given; (b) if mailed to such person at the person’s Recorded Address by prepaid mail, or (c) if transmitted by electronic means in accordance with the Act. A notice so delivered shall be deemed to have been given and received when it is delivered personally or to the Recorded Address; a notice so mailed shall be deemed to have been given when deposited in a post office or public letter box and deemed received at the time it would be delivered in the ordinary course of mail; and a notice so sent by any means of transmitted or recorded communication shall be considered given and received at the times prescribed by the Act. The secretary may change or cause to be changed the Recorded Address of any shareholder, Director, officer, auditor or member of a committee of the Board in accordance with any information believed by the secretary to be reliable.

10.2 NOTICE TO JOINT SHAREHOLDERS. If two or more persons are registered as joint holders of any share, any notice may be addressed to all such joint holders, but notice addressed to one of such persons shall be sufficient notice to all of them.

10.3 COMPUTATION OF TIME. In computing the date when notice must be given under any provision requiring a specified number of days’ notice of any meeting or other event, the day of giving the notice shall be excluded and the day of the meeting or other event shall be included.

10.4 UNDELIVERED NOTICES. If any notice given to a shareholder pursuant to Section 10.1 is returned on two consecutive occasions because the shareholder cannot be found, the Corporation shall not be required to give any further notices to such shareholder until informed in writing by the shareholder of a new address.

10.5 OMISSIONS AND ERRORS. The accidental omission to give any notice to any shareholder, Director, officer, auditor or member of a committee of the Board or the non-receipt of any notice by any such person or any error in any notice not affecting the substance of the notice shall not invalidate any action taken at any meeting held pursuant to such notice or otherwise founded on the notice.

10.6 PERSONS ENTITLED BY DEATH OR OPERATION OF LAW. Every person who, by operation of law, transfer, death of a shareholder or any other means whatsoever becomes entitled to any share, shall be bound by every notice in respect of such share which shall have been duly given to the shareholder from whom such person derives title to such share prior to the name and address of such person being entered on the securities register (whether such notice was given before or after the happening of the event upon which such person became so entitled) and prior to such person furnishing to the Corporation the proof of authority or evidence of entitlement prescribed by the Act.

10.7 WAIVER OF NOTICE. Any shareholder, proxyholder, Director, officer, auditor or member of a committee of the Board, or any other person entitled to receive notice of a Meeting of Shareholders or any other notice from the Corporation, may at any time waive any notice, or waive or abridge the time for any notice, required to be given to such person under the Act, the Articles, the By-Laws or otherwise. Any such waiver or abridgement, whether given before or after the meeting or other event of which notice is required to be given, shall cure any default in the giving or in the time of such notice, as the case may be. Any such waiver or abridgement shall be in writing, except a waiver of notice of a Meeting of Shareholders or of the Board or a committee of the Board may be given in any manner.

SECTION ELEVEN

EFFECTIVE DATE

11.1 EFFECTIVE DATE. This By-Law shall come into force when made by the Board in accordance with the Act.

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The foregoing by-law was made by the director of the Corporation effective the 23rd day of June, 2023, and was confirmed without variation by the shareholder of the Corporation effective the 23rd day of June, 2023.

/s/ Jennifer Geggie
JENNIFER GEGGIE
President

/s/ Mark Yeomans
MARK YEOMANS
Secretary

[Signature Page to By-Law No. 1 (Liquids HoldCo)]